Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
2.396% Senior Notes due 2025	$700,000,000	$64,890.00
3.250% Senior Notes due 2032	$800,000,000	$74,160.00
4.150% Senior Notes due 2052	$1,000,000,000	$92,700.00
Guarantees(2)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(n), no separation registration fee is payable for the guarantees.